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                                                                     EXHIBIT 4.4







                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         AMENDMENT (this "Amendment"), dated as of February 7, 2003, to the Rights Agreement (the "Rights Agreement"), dated as of December 3, 1998, between CELL PATHWAYS, INC., a Delaware corporation (the "Company"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the "Rights Agent"). Capitalized terms used but not defined herein, unless the context otherwise requires, have the meanings ascribed to such terms in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof;

         WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, (the "OSI Merger Agreement")), among OSI Pharmaceuticals, Inc., a Delaware corporation ("OSI"), CP Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of OSI ("Merger Sub") and the Company, which provides for, among other things, the merger of Merger Sub with and into the Company (the "OSI Merger");

         WHEREAS, the OSI Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the execution and delivery of the OSI Merger Agreement will not cause (i) the Rights to become exercisable under the Rights Agreement, (ii) OSI or Merger Sub or any of their affiliates to be deemed an Acquiring Person or (ii) the occurrence of the Distribution Date or the Stock Acquisition Date; and

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the OSI Merger Agreement and the transactions contemplated by such agreement from the application of the Rights Agreement.

         NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:
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          1. The definition of "Acquiring Person" in Section 1(a) of the Rights
Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                    "Notwithstanding anything in this Agreement to the contrary, none of OSI, a Delaware corporation ("OSI"), Merger Sub (as defined in the OSI Merger Agreement (as defined below)), or any of their Affiliates or Associates, shall be deemed to be an Acquiring Person by virtue of the execution or delivery of the Agreement and Plan of Merger, dated as of February 7, 2003 (as the same may be amended from time to time, the "OSI Merger Agreement"), among OSI, CP Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of OSI ("Merger Sub") and the Company, or the consummation of the transactions contemplated by such agreement, including, without limitation, the merger of Merger Sub with and into the Company (the "OSI Merger") or the announcement of the foregoing transactions."

          2. The definition of "Stock Acquisition Date" in Section 1(ee) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                    "Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result of the execution of the OSI Merger Agreement or the consummation of the transactions contemplated by such agreement, including without limitation, the OSI Merger or the announcement of the foregoing transactions."

          3. Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

                    "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of the execution of the OSI Merger Agreement or the consummation of the transactions contemplated by such agreement, including, without limitation, the OSI Merger or the announcement of the foregoing transactions."

          4. Section 7(a) of the Rights Agreement is hereby modified and amended to change the reference to "December 14, 2008, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the ("Final Expiration Date")" to "the earlier of (A) December 14, 2008, or such later date as may be established by the Board of Directors prior to the expiration of the Rights or
(B) immediately prior to the consummation of the


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OSI Merger as contemplated by the OSI Merger Agreement, (the earlier of (i)(A)
and (i)(B) being herein referred to as the "Final Expiration Date")".

          5. Section 30 of the Rights Agreement is amended to add the following sentence at the end thereof:

                    "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the OSI Merger Agreement or by virtue of any of the transactions contemplated by such agreement."

          6. The Rights Agreement is hereby further modified and amended by adding a new Section 35 immediately after the end or Section 34 thereof to read in its entirety as follows:

                    "Section 35. Merger Agreement with OSI and Related Transactions. Notwithstanding any other provision of this Rights Agreement, as amended by this Amendment, neither the approval, execution or delivery of the OSI Merger Agreement nor the performance, consummation or announcement of the transactions contemplated by such agreement, is or shall be deemed to be an event described in Section 11(a) (ii) or
                    Section 13 hereof, nor will such performance, consummation or announcement result in the occurrence of a Stock Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the OSI Merger Agreement."

          7. This Amendment shall become effective as of the date of the OSI Merger Agreement. If the OSI Merger Agreement is terminated without the Effective Time (as defined in the OSI Merger Agreement) having occurred, this Amendment shall be null and void.

          8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          9. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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          10. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Right Agent under the terms and conditions of the Rights Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the date and year first above written.


CELL PATHWAYS, INC.

By: /s/ Robert J. Towarnicki
    -------------------------------
Name:     Robert J. Towarnicki
Title:    Chief Executive Officer




REGISTRAR AND TRANSFER COMPANY

By: /s/ William P. Tatler
    -------------------------------
Name: William P. Tatler
Title: Vice President